Exhibit 3.1

AMENDMENT NO.1 TO
AMENDED AND RESTATED BYLAWS OF
CHENIERE ENERGY, INC.

WHEREAS, Cheniere Energy, Inc. (the “Corporation”) has heretofore adopted the Amended and Restated Bylaws of the Corporation (the “Amended and Restated Bylaws”); and
WHEREAS, the Corporation desires to amend the Bylaws as set forth herein;
NOW, THEREFORE, the Bylaws are hereby amended, effective as of June 11, 2015 as follows:
1. The following is hereby added as the last paragraph of Section 2.8 of the Bylaws:
“Notwithstanding the foregoing provisions of this Section 2.8, on any compensation-related matter presented to the stockholders on or before September 17, 2022 at a meeting at which a quorum is present, then such compensation-related matter shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the matter, present in person or by proxy (with abstentions counting as votes against the matter and broker non-votes not counting as shares entitled to vote on the matter).”
2. Except as modified herein, the Bylaws are hereby specifically ratified and affirmed.